Exhibit 99.2

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SOTHEBY’S ANNOUNCES DEFINITIVE AGREEMENT TO BE ACQUIRED BY PATRICK DRAHI

Sotheby’s Shareholders to Receive $57 Per Share in Cash Transaction Valued at $3.7 Billion

Acquisition Would Result in Sotheby’s Becoming a Private Company

NEW YORK, June 17, 2019 – Sotheby’s (NYSE: BID) today announced that it has signed a definitive merger agreement to be acquired by BidFair USA, an entity wholly owned by media and telecom entrepreneur as well as art collector, Patrick Drahi. Under the terms of the agreement, which was approved by Sotheby’s Board of Directors, shareholders, including employee shareholders, will receive $57.00 in cash per share of Sotheby’s common stock in a transaction with an enterprise value of $3.7 billion. The offer price represents a premium of 61% to Sotheby’s closing price on June 14, 2019, and a 56.3% premium to the company’s 30 trading-day volume weighted average share price. The transaction would result in Sotheby’s returning to private ownership after 31 years as a public company traded on the New York Stock Exchange.

Tad Smith, Sotheby’s CEO, said, “Patrick Drahi is one of the most well-regarded entrepreneurs in the world, and on behalf of everyone at Sotheby’s, I want to welcome him to the family. Known for his commitment to innovation and ingenuity, Patrick founded and leads some of the most successful telecommunications, media and digital companies in the world. He has a long-term view and shares our brand vision for great client service and employing innovation to enhance the value of the company for clients and employees. This acquisition will provide Sotheby’s with the opportunity to accelerate the successful program of growth initiatives of the past several years in a more flexible private environment. It positions us very well for our future and I strongly believe that the company will be in excellent hands for decades to come with Patrick as our owner.”

Domenico De Sole, Chairman of Sotheby’s Board of Directors, said, “Following a comprehensive review, the Board enthusiastically supports Mr. Drahi’s offer, which delivers a significant premium to market for our shareholders. After more than 30 years as a public company, the time is right for Sotheby’s to return to private ownership to continue on a path of growth and success.”

“I am honored that the Board of Sotheby’s has decided to recommend my offer,” commented Patrick Drahi. “Sotheby’s is one of the most elegant and aspirational brands in the world. As a longtime client and lifetime admirer of the company, I am acquiring Sotheby’s together with my family. We thank Domenico and the rest of the Sotheby’s Board for its support and look forward to getting started with Tad and the wonderful members of his team to define our future.”

The closing of the deal is subject to customary conditions, including regulatory clearance and shareholder approvals, but is not subject to the availability of financing. The transaction is expected to close in the fourth quarter of 2019 following shareholder approval.

LionTree Advisors is serving as financial advisor to Sotheby’s in connection with the transaction, and Sullivan & Cromwell LLP is serving as the company’s legal counsel. BNP Paribas and Morgan Stanley are acting as financial advisors to BidFair, BNP Paribas acted as sole financing provider, and Hughes Hubbard & Reed LLP and Ropes & Gray International LLP are serving as its legal advisors.

For further information regarding all terms and conditions contained in the definitive merger agreement, please see the Company’s Form 8-K, which was filed today in connection with this transaction.

About Sotheby’s

Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in 10 different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as the collection, artist, estate & foundation advisory services of its subsidiary, Art Agency, Partners. Sotheby’s presents private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Global Fine Art Division, and three retail businesses: Sotheby’s Wine, Sotheby’s Diamonds, and Sotheby’s Home, the online marketplace for interior design. Sotheby’s has a global network of 80 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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About Patrick Drahi

Founder, President of the Board, and Controlling Shareholder, Altice Europe

Chairman of the Board and Controlling Shareholder, Altice USA

Patrick Drahi, 55 years old, is a global entrepreneur with telecommunications, media and digital properties across the globe.

Mr. Drahi founded Altice in 2001 in Europe, and over the course of nearly 20 years, he has built and acquired telecommunications systems across the world, turning Altice into a multinational broadband, telecommunications, media, digital and advertising company.

Today, Altice Europe is listed on Euronext Amsterdam (ATC & ATCB) and comprises operations notably in France, Portugal, Israel and the Caribbean, serving 30 million customers. Altice USA, which is listed on the NYSE (ATUS) is one of the largest broadband and video services providers in the U.S., serving approximately 5 million customers across 21 states, including New York, New Jersey and Texas.

Mr. Drahi began his professional career with the Philips Group in 1988 where he was in charge of international marketing in the cable and satellite division. Then in 1991, he joined the US/Scandinavian group Kinnevik-Millisat, where he was in charge of the development of private cable networks in Spain and France, and was involved in the launch of commercial TV stations in Eastern Europe.

In 1993, Mr. Drahi founded CMA, a consulting firm specialized in telecommunications and media, which was awarded a mandate from BCTV for the implementation of Beijing’s full service cable network. Not long after, he founded two cable companies in France, Sud Câble Services (1994) and Médiaréseaux (1995). When Médiaréseaux was taken over by UPC (which then became Liberty Global) at the end of 1999, Mr. Drahi led its activities for southern Europe before deciding to create Altice in 2001.

Mr. Drahi is a philanthropist in the fields of education, sciences, culture and the arts.

Mr. Drahi is a graduate of France’s Ecole Polytechnique, and of Ecole Nationale Supérieure de Télécommunications, where he earned a post-graduate degree in optics and electronics.

Additional Information and Where to Find It

This release may be deemed to be solicitation material in respect of the proposed acquisition of Sotheby’s (“Sotheby’s” or the “Company”) by Bidfair USA LLC (“Parent”) pursuant to the Agreement and Plan of Merger, dated as of June 16, 2019, by and among Sotheby’s, Parent and Bidfair MergeRight Inc. In connection with the proposed acquisition, Sotheby’s intends to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. INVESTORS AND SECURITY HOLDERS OF SOTHEBY’S ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING SOTHEBY’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. Investors and security holders will be able to obtain copies of the proxy statement and other documents filed with the SEC (when available) free of charge at the SEC’s website, http://www.sec.gov. The proxy statement is not currently available.

Participants in Solicitation

Sotheby’s, Parent and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Sotheby’s stockholders in respect of the proposed acquisition. Information about the directors and executive officers of Sotheby’s is set forth in its proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on March 29, 2019. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed acquisition when they become available.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, each as amended. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” or other similar expressions may identify such forward-looking statements.

Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over which we have no control. These factors, risks and uncertainties include, but are not limited to, the following: (i) conditions to the completion of the proposed acquisition, including stockholder approval of the proposed acquisition, may not be satisfied or the regulatory approvals required for the proposed acquisition may not be obtained on the terms expected or on the anticipated schedule; (ii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement between the parties to the proposed acquisition; (iii) the effect of the announcement or pendency of the proposed acquisition on the Company’s business relationships, operating results, and business generally; (iv) risks that the proposed acquisition disrupts the Company’s current plans and operations and potential difficulties in the Company’s employee retention as a result of the proposed acquisition; (v) risks related to diverting management’s attention from our ongoing business operations; (vi) potential litigation that may be instituted against the Company or its directors or officers related to the proposed acquisition or the merger agreement between the parties to the proposed acquisition; (vii) the amount of the costs, fees, expenses and other charges related to the proposed acquisition; and (ix) such other factors as are set forth in Sotheby’s periodic public filings with the SEC, including but not limited to those described under the headings “Risk Factors” and “Forward Looking Statements” in its Forms 10-K for the fiscal year ended December 31, 2018 and in its other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov.

Forward-looking statements reflect the views and assumptions of management as of the date of this release with respect to future events. Sotheby’s does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors. The inclusion of any statement in this release does not constitute an admission by Sotheby’s or any other person that the events or circumstances described in such statement are material.

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